Exhibit 99.4
September 29, 2023
Board of Directors
Summit Financial Group, Inc.
300 North Main Street
Moorefield, WV 26836
Members of the Board:
We hereby consent to the inclusion of our opinion letter, dated August 24, 2023, to the Board of Directors of Summit Financial Group, Inc. as Annex C to the Joint Proxy Statement/Prospectus, which forms a part of the Registration Statement on Form S-4 of Burke & Herbert Financial Services Corp., and to the references to our name and to the description of such opinion in the Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ D.A. Davidson
D.A. Davidson & Co.
New York, New York

Investment Banking
757 Third Ave ● Suite 1902 ● New York, NY 10017 ● (212) 240-9872
www.dadavidson.com/Investment-Banking